Exhibit 99.1
DERMTECH REPORTS THIRD-QUARTER 2022 FINANCIAL RESULTS

LA JOLLA, Calif. – November 3, 2022 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech” or the “Company”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported its third-quarter 2022 financial results.
“We achieved meaningful year-over-year billable sample volume growth, but sequential growth was flat due to headwinds caused by limited commercial payer coverage,” said John Dobak, M.D., CEO, DermTech. “Despite these challenges, we have more positive activity with payers now than we’ve ever had and are confident we’re on the path to meaningfully growing covered lives in the U.S. We remain closely engaged with commercial payers and believe that we’ll potentially add 30 to 40 million covered lives by the end of the first quarter of 2023. We’ve recently executed an agreement with a large regional payer and have received an excellent policy from a prominent laboratory benefits manager. We’ve also completed price negotiations with a national government payer that runs the largest integrated health care system in the U.S. We’ve spent productive time with national payer medical directors and have several scheduled comprehensive reviews with medical policy teams in the upcoming months, which we see as additional, important potential business catalysts.”
Dr. Dobak continued, “We believe the value proposition of our DermTech Melanoma Test (DMT) continues to be embraced by our customers, but growth in utilization with certain customers is tempered because of typical payor tactics to impede our adoption momentum. Due to these factors, we expect to finish 2022 below our previous guidance range. It’s difficult to provide a revised forecast due to commercial payer collection challenges which affect estimating ASP and the potential for additional changes in estimates for anticipated cash collections, but we do expect to achieve at least $13 million in assay revenue for the full-year 2022.”
Dr. Dobak concluded, “I also want to emphasize that we’ve further strengthened our operating discipline and are adjusting expenses to be in-line with our tempered near-term revenue trajectory. With these modifications to our operating plan and our ability to access capital, we can extend our cash runway multiple quarters beyond the first quarter of 2024.”

Third-Quarter 2022 Financial Results
•Billable sample volume grew 54 percent from the third quarter of 2021 to approximately 18,080.
•Assay revenue was $3.4 million, up 16 percent from the third quarter of 2021, primarily due to higher billable sample volume.
•Total revenue was $3.6 million, an 18 percent increase from the third quarter of 2021, driven by higher assay revenue.
•Cost of assay revenue was $3.6 million, a 27 percent increase from the third quarter of 2021, yielding an assay gross margin of (6%), compared to 3% for the third quarter of 2021.
•Sales and marketing expenses were $14.6 million, a 49 percent increase from the third quarter of 2021. The increase was primarily attributable to higher employee-related costs from increased headcount and marketing expenditures.
•Research and development expenses were $5.7 million, a 29 percent increase from the third quarter of 2021, largely due to higher employee-related and lab costs.
•General and administrative expenses were $8.8 million, a 42 percent increase from the third quarter of 2021. The increase was driven by higher employee-related and infrastructure costs.
•Net loss was $28.8 million, or ($0.96) per share, which included $4.9 million of non-cash stock-based compensation expense, as compared to $20.1 million, or ($0.68) per share, for the third quarter of 2021, which included $3.7 million of non-cash stock-based compensation expense.
•Cash, cash equivalents, restricted cash and short-term marketable securities were $152.8 million as of September 30, 2022.
Other Business Highlights
•In October 2022, the Company presented on leveraging skin gene and protein expression profiles in clinical research at the Biomarkers & Precision Medicine USA Congress, held from October 3-4 in San Diego. By non-invasively capturing genomic and proteomic material in the epidermis, DermTech’s Smart StickerTM leverages skin gene and protein expression profiles in a clinical research setting to identify biomarkers that may be useful in stratifying a disease and determining patient response to a selected target therapeutic.

•In September 2022, DermTech presented on the value of decentralization in clinical trials at Outsourcing in Clinical Trials Southern California, held from September 28-29 in San Diego. The meeting emphasized how the traditional approach to clinical trials can be inconvenient and inaccessible for patients. By leveraging DermTech’s innovative Smart Sticker™, DermTech Stratum enables remote and non-invasive skin sample collection. Decentralizing clinical trials may ultimately lead to greater patient satisfaction, a more diverse patient population, better patient retention and cost savings..
Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 5:00 p.m. ET on Thursday, November 3, 2022. For participants interested in asking questions during the teleconference, please register. After registering for the event, a confirmation e-mail will be sent with a meeting invitation and access information. Registration is open during the live teleconference, but advance registration is advised. For participants interested in listening only, please register for the webcast. For those unable to participate in the live call and webcast, a webcast replay will be available on the Company’s website shortly after the conclusion of the call.
About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics platform. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected non-invasively using our Smart StickersTM. DermTech markets and develops products that facilitate the early detection of skin cancers and is developing products that assess inflammatory diseases and customize drug treatments. For additional information, please visit www.dermtech.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” "outlook," “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost- effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products, DermTech’s positioning and potential revenue growth, financial outlook and future financial performance, ability to maintain or improve its operating efficiency and reduce operating expenses, implications and interpretations of any study results, expectations regarding agreements with or reimbursement or cash collection patterns from Medicare or commercial payers and related billing practices or number of covered lives, and DermTech’s ability to expand its product offerings and develop pipeline products. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees and maintain or improve its operating efficiency and reduce operating expenses; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com

DERMTECH, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Assay revenue	$3,433	$2,954	$11,098	$8,054
Contract revenue	140	76	426	619
Total revenues	3,573	3,030	11,524	8,673
Cost of revenues:
Cost of assay revenue	3,644	2,875	10,410	7,450
Cost of contract revenue	50	23	111	74
Total cost of revenues	3,694	2,898	10,521	7,524
Gross (loss) profit	(121)	132	1,003	1,149
Operating expenses:
Sales and marketing	14,632	9,826	45,076	24,245
Research and development	5,702	4,426	18,955	10,271
General and administrative	8,806	6,199	26,258	17,672
Total operating expenses	29,140	20,451	90,289	52,188
Loss from operations	(29,261)	(20,319)	(89,286)	(51,039)
Other income/(expense):
Interest income, net	485	38	700	107
Change in fair value of warrant liability	4	169	126	(1,350)
Total other income/(expense)	489	207	826	(1,243)
Net loss	$(28,772)	$(20,112)	$(88,460)	$(52,282)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	30,096,261	29,639,802	29,969,435	28,599,375
Net loss per share of common stock outstanding, basic and diluted	$(0.96)	$(0.68)	$(2.95)	$(1.83)

DERMTECH, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$95,492	$176,882
Short-term marketable securities	53,636	48,449
Accounts receivable	6,101	3,847
Inventory	1,391	480
Prepaid expenses and other current assets	4,212	3,166
Total current assets	160,832	232,824
Property and equipment, net	4,943	4,549
Operating lease right-of-use assets	24,644	7,744
Restricted cash	3,477	3,025
Other assets	167	167
Total assets	$194,063	$248,309
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,997	$2,880
Accrued compensation	8,321	5,120
Accrued liabilities	3,539	1,227
Short-term deferred revenue	417	1,380
Current portion of operating lease liabilities	1,588	1,453
Current portion of finance lease obligations	124	121
Total current liabilities	16,986	12,181
Warrant liability	20	146
Long-term finance lease obligations, less current portion	77	136
Operating lease liabilities, long-term	21,992	6,148
Total liabilities	39,075	18,611
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 30,213,206 and 29,772,922 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	3	3
Additional paid-in capital	450,904	436,183
Accumulated other comprehensive loss	(1,095)	(124)
Accumulated deficit	(294,824)	(206,364)
Total stockholders’ equity	154,988	229,698
Total liabilities and stockholders’ equity	$194,063	$248,309